FOR IMMEDIATE RELEASE                                                Exhibit 1

David L. Sokol - Chairman and Chief Executive Officer           (402) 341-4500
John G. Sylvia - Senior Vice President and Chief Financial Officer(402) 341-4500
Dale R. Schuster - Vice President, Administration               (402) 341-4500

              CALIFORNIA ENERGY FILES REGISTRATION STATEMENT FOR
        $200,000,000 OF LIMITED RECOURSE SENIOR SECURED NOTES DUE 2003

      OMAHA, NEBRASKA, June 26, 1995 -- California Energy Company, Inc. (NYSE, PSE and LSE symbol: CE) announced today the filing with the Securities and Exchange Commission of an S-3 Registration Statement for the planned offering of $200,000,000 principal amount of its Limited Recourse Senior Secured Notes Due 2003.

      The Note Offering is part of a refinancing of certain non-recourse indebtedness CE incurred in connection with CE's acquisition of Magma Power Company in February 1995.

      CS First Boston is acting as underwriter for the offering of CE's Limited Recourse Senior Secured Notes.

      A registration statement relating to CE's Limited Recourse Senior Secured Notes has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

      California Energy Company, Inc., the largest independent geothermal power producer in the world, is an international developer, owner and operator of environmentally responsible power generation facilities. Its thirteen operating facilities produce over 575 MW of power, with over 540 MW under construction and in excess of 1,500 MW currently under award or contract.

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